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                                                                    Exhibit 5.1


                                        March 13, 1996

National City Corporation
1900 East Ninth Street
Cleveland, OH 44114

Re: Shares of Common Stock, par value $4.00 per share, of National City Corporation to be Registered in connection with the Merger of Integra Financial Corporation, Inc. with and into National
        City Corporation

Gentlemen:

        The law Department acts as counsel to National City Corporation ("NCC") and in connection with the transaction contemplated under the Merger Agreement as hereinafter defined we are delivering this opinion in connection with the Merger (the "Merger") of Integra Financial Corporation ("Integra") with and into NCC in accordance with the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), by and between Integra and NCC, pursuant to which NCC may issue and deliver up to 67,910,968 shares of its common stock, par value $4.00 per share (the "Shares").

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the shares of common stock which may be exchanged will be, when exchanged or transferred, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as to the Registration Statement on Form S-4 filed by NCC to effect registration of the Shares in connection with the Merger under the Securities Act of 1933, and to the reference to me under the caption "LEGAL OPINIONS" in the prosepctus comprising a part of such Registration Statement.


                                        Very truly yours,

                                        /s/ Carlton E. Langer

                                        National City Corporation
                                        Carlton E. Langer
                                        Assistant Secretary